EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/08/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S REPORTS OCTOBER COMPARABLE SALES UP 3.4%

•	Global comparable sales increase 3.4% – the 30th consecutive monthly increase

•	U.S. comparable sales up 3.0%

•	Europe comparable sales up 3.3%

OAK BROOK, IL – McDonald’s Corporation announced today that comparable sales for McDonald’s restaurants worldwide increased 3.4% in October. Systemwide sales for McDonald’s restaurants rose 3.9% for the month, or 4.4% in constant currencies. This continues to be in line with the Company’s stated long-term, top-line growth expectations of 3% to 5%.

McDonald’s Chief Executive Officer Jim Skinner said, “I am pleased that our System has delivered global comparable sales increases throughout 2005, including comparable sales increases across all geographic segments this month. We continue to connect with our customers through our Plan to Win, which is focused on our customers and backed by actions that are delivering sales momentum and traction. However, I know there is still more to do. We will continue to focus on improving service, enhancing menu variety and building brand relevance to drive sales and profits at our existing restaurants.

“In the U.S., customers are responding to our compelling value, the choice and variety on our menu and conveniences such as extended hours. In addition, the ongoing popularity of McDonald’s Best Chance Monopoly game contributed to the U.S. performance for the third consecutive year. October comparable sales climbed 3.0%, despite temporary restaurant closures resulting from this year’s major hurricanes.

“In Europe, comparable sales rose 3.3% for the month, driven primarily by France and Germany. In both markets, the winning combination of premium menu selections featured alongside everyday value offerings continues to generate increased customer visits. In the U.K., we are working to build momentum by further communicating our product quality and balanced, active lifestyle messages while providing relevant new menu choices like the Toasted Deli Sandwiches launched in mid-September.

“Comparable sales for Asia/Pacific, Middle East and Africa were up 4.3% in October driven by positive results in Australia and Japan.”

Percent Inc / (Dec)	Comparable Sales		Systemwide Sales
Month ended October 31,	2005	2004	As Reported	Constant Currency

McDonald’s Restaurants*	3.4	6.1	3.9	4.4
Major Segments:
U.S.	3.0	7.5	3.8	3.8
Europe	3.3	2.0	1.2	4.5
APMEA**	4.3	6.1	4.6	6.2

Year-To-Date October 31,

McDonald’s Restaurants*	3.8	7.4	6.4	4.9
Major Segments:
U.S.	4.4	10.1	5.1	5.1
Europe	2.7	2.6	6.4	4.1
APMEA**	3.5	6.5	7.3	5.1

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions

•	Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

•	Systemwide sales include sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications

McDonald’s tentatively plans to release November sales on December 8, 2005.

McDonald’s is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald’s restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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